AMERICAN CENTURY CAPITAL PORTFOLIOS, INC.

                             ARTICLES SUPPLEMENTARY

         AMERICAN CENTURY CAPITAL PORTFOLIOS, INC., a Maryland corporation whose principal Maryland office is located in Baltimore, Maryland (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: The Corporation is registered as an open-end company under the Investment Company Act of 1940.

         SECOND: The total number of shares of stock which the Corporation is authorized to issue is One Billion One Hundred Million (1,100,000,00) shares of capital sotck of the Corporation, with a par value of One Cent ($0.01) per share, for the aggregate par value of Eleven Million Dollars ($11,000,000) and allocated among three (3) Series as follows:

                                                                Aggregate
Series                                     No. of Shares        Par Value
------                                     -------------        ----------
American Century Value Fund                700,000,000          $7,000,000

American Century Equity Income Fund        300,000,000          $3,000,000

American Century Real Estate Fund          100,000,000          $1,000,000


         THIRD: Pursuant to authority expressly vested in the Board of Directors by the Maryland General Corporation Law and by Article FIFTH and Article SEVENTH of the Articles of Incorporation, the Board of Directors of the Corporation (a) has duly established classes of shares (each hereinafter referred to as a "Class") for the Series of the capital stock of the Corporation and (b) has allocated the shares designated to the Series in Article SECOND above among the Classes of shares. As a result of the action taken by the Board of Directors, the Classes of shares of the three (3) Series of stock of the Corporation and the number of shares and aggregate par value of each is as follows:

                                                                                No. of Shares          Aggregate
Series Name                                          Class Name                                        Par Value

American Century Equity Income Fund                  Investor                     150,000,000         $1,500,000
                                                     Institutional                 25,000,000            250,000
                                                     Service                       62,500,000            625,000
                                                     Advisor                       62,500,000            625,000

American Century Value Fund                          Investor                     490,000,000         $4,900,000
                                                     Institutional                 60,000,000            600,000
                                                     Service                        5,000,000             50,000
                                                     Advisor                      145,000,000          1,450,000

American Century Real Estate Fund                    Investor                      50,000,000        $   500,000
                                                     Institutional                 25,000,000            250,000
                                                     Advisor                       25,000,000            250,000

         FOURTH: Except as otherwise provided by the express provisions of these Articles Supplementary, nothing herein shall limit, by inference or otherwise, the discretionary right of the Board of Directors to serialize, classify or reclassify and issue any unissued shares of any Series or Class or any unissued shares that have not been allocated to a Series or Class, and to fix or alter all terms thereof, to the full extent provided by the Articles of Incorporation of the Corporation.

         FIFTH: A description of the series and classes of shares, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions for redemption is set forth in the Articles of Incorporation of the Corporation and is not changed by these Articles Supplementary, except with respect to the creation and/or designation of the various Series.

         SIXTH: The Board of Directors of the Corporation duly adopted resolutions dividing into Series the authorized capital stock of the Corporation and allocating shares to each Series as set forth in these Articles Supplementary.

         SEVENTH: The Board of Directors of the Corporation duly adopted resolutions allocating shares to the Series, as set forth in Article SECOND, and dividing the Series of capital stock of the Corporation into Classes as set forth in Article THIRD.

         IN WITNESS WHEREOF, AMERICAN CENTURY CAPITAL PORTFOLIOS, INC. has caused these Articles Supplementary to be signed and acknowledged in its name and on its behalf by its Vice President and its corporate seal to be hereunto affixed and attested to by its Assistant Secretary on this 18th day of December, 1997.

                                            AMERICAN CENTURY CAPITAL
ATTEST:                                     PORTFOLIOS, INC.


        /s/Charles A. Etherington           By:      /s/Patrick A. Looby
Name:   Charles A. Etherington              Name:    Patrick A. Looby
Title:  Assistant Secretary                 Title:   Vice President


         THE UNDERSIGNED Vice President of AMERICAN CENTURY CAPITAL PORTFOLIOS, INC., who executed on behalf of said Corporation the foregoing Articles Supplementary to the Charter, of which this certificate is made a part, hereby acknowledges, in the name of and on behalf of said Corporation, the foregoing Articles Supplementary to the Charter to be the corporate act of said Corporation, and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects under the penalties of perjury.



Dated:  December  18, 1997                  /s/ Patrick A. Looby
                                            Patrick A. Looby, Vice President